Exhibit (a)(viii) under Form N-1A
                                        Exhibit 3(i) under Item 601/Reg S-K

                          INVESTMENT SERIES FUNDS, INC.

                              ARTICLES OF AMENDMENT


      INVESTMENT SERIES FUNDS, INC., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation that:

FIRST:      The charter of the Corporation is amended to change the name of the Corporation by amending Article First of the Articles of Incorporation to read

      FIRST: The name of the corporation is Federated Investment Series Funds, Inc.

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors of the Corporation; the charter amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by stockholders.

THIRD:      The effective date of the foregoing amendment is February 1,
2000.

      IN WITNESS WHEREOF, Investment Series Funds, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf as of December 15, 1999, by its duly authorized officers, who acknowledge that these Articles of Amendment are the act of the Corporation, that to the best of their knowledge, information and belief, all matters and facts set forth therein relating to the authorization and approval of these Articles are true in all material respects, and that this statement is made under the penalties of perjury.


WITNESS:                            INVESTMENT SERIES FUNDS, INC.





/s/ C. Grant Anderson               By:  /s/ Richard B. Fisher
------------------------------         ---------------------------
C. Grant Anderson                   Richard B. Fisher
Assistant Secretary                 Vice President